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                                                                    Exhibit 23.3



CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Gateway Technologies, Inc. on Form S-3 of our report dated February 26, 1999, with respect to the consolidated balance sheets as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ending December 31, 1998, which report appears in the definitive proxy statement, schedule 14A of T-NETIX, Inc. dated February 26, 1999 and to the reference to our firm under the heading "Experts" in the Prospectus.


                                            /s/ KPMG LLP


Dallas, Texas
October 13, 1999